Exhibit 99.1

INFORMATION TO SUPPLEMENT OCTOBER 27, 2003 EARNINGS CONFERENCE CALL.

During the October 27, 2003 conference call with analysts and investors, the Company provided the following information:

The Company anticipates that there will be a significant amount of balance sheet growth and continued growth in loans held for investment, net interest income and net income during the fourth quarter of 2003.

The Company anticipates that the Company’s efficiency ratio will continue to decline as revenue growth very much outstrips any kind of non-interest expense growth.

Management believes that the Company would not be adversely impacted in a rising interest rate environment.

The Company anticipates that the net interest margin should be able to be managed in the type of range that the Company has historically experienced.

In evaluating its allowance for loan losses, the Company noted that it previously had provided for potential loan losses 50 basis points for each multi-family loan. This amount was established well over five years ago when the Company was looking to establish a de novo financial institution prior to acquiring Mission Savings & Loan. Given the Company’s lack of a seasoned loan portfolio, the Company used a five-year moving average of its peer group statistics, which included experience during a recessionary period.

The Company believes a couple of fundamental changes have occurred since the original determination of a 50 basis points provision for multi-family loans. First, the Company’s experience originating multi-family loans has resulted in no losses and the Company’s peer group has experienced negligible charge-offs. Second, the Company enhanced its asset quality review system during 2002 which is not a new system to management since it is based on the asset quality system used at Home Savings of America (H.F. Ahmanson), augmented with additional market data that was not available at that time. In 2003 the Company requested updated financial information on its multi-family loans outstanding during 2002 and completed the reclassification of its multi-family loans based on this updated financial information during the third quarter of 2003.

The Company stratified its multi-family assets subject to unique grading across a relative risk range using a four category pass grading system and determined that at September 30, 2003, approximately 41% of these assets were in the Pass 2 category, which is the best possible category for a non-cash secured loan, approximately 43% in the Pass 3 category and approximately 16% in the Pass 4 category. Using industry statistics for the past ten years, the Company calculated 37 basis points as a target for the multi-family portfolio.

The allowance requirement for multi-family loans could be different in the future as the mix and grading changes each quarter and as the Company’s peer group statistics change. The Company initially includes new loans $1.0 million and over in the Pass 4 classification, which is assigned a 50 basis points allowance requirement and is subsequently regraded in the following month. The Company uses peer group statistics, including OTS data on a nationwide and local basis, since it has not experienced any losses in its own portfolio. Provision levels may also be influenced by mix and grading changes quarter over quarter. The Company also reviews economic indicators and environmental factors on a quarterly basis, which can change the allowance requirement for multi-family loans.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMERCIAL CAPITAL BANCORP, INC.

By:	/s/ Stephen H. Gordon —————————— Stephen H. Gordon Chairman of the Board and Chief Executive Officer

Date: October 29, 2003